                                                                    EXHIBIT 12.1


                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

The calculation of Washington Mutual's ratio of earnings to fixed charges as of the dates indicated is shown below.

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
                                        Quarter Ended
                                          March 31,                                  Year Ended December 31,
                                 -------------------------    ---------------------------------------------------------------------

                                      1999         1998           1998          1997          1996            1995          1994
                                      ----         ----           ----          ----          ----            ----          ----

Earnings before income
  taxes, extraordinary items,
  cumulative effect of change
  in tax accounting method,
  and minority interest          $  707,772    $  599,944     $2,369,457     $1,538,269     $  590,635     $1,672,256    $1,180,527

Interest expense
      Deposits                      813,627       903,796      3,588,015      3,645,542      3,764,175      4,187,493     3,094,858

      Borrowings                    913,296       763,138      3,341,728      2,641,496      2,263,002      2,119,231     1,321,230
                                 ----------    ----------     ----------     ----------     ----------     ----------    ----------
                                  1,726,923     1,666,934      6,929,743      6,287,038      6,027,177      6,306,724     4,416,088

Ratio of earnings (as
  defined above) to fixed
  charges

  Excluding interest on
    deposits

      Earnings before
        fixed charges             1,621,068     1,363,082      5,711,185      4,179,765      2,853,637      3,791,487     2,501,757

      Fixed charges                 913,296       763,138      3,341,728      2,641,496      2,263,002      2,119,231     1,321,230

      Ratio                            1.77x         1.79x          1.71x          1.58x          1.26x          1.79x         1.89x

  Including interest on
    deposits

      Earnings before fixed
      charges                     2,434,695     2,266,878      9,299,200      7,825,307      6,617,812      7,978,980     5,596,615

      Fixed charges               1,726,923     1,668,934      6,929,743      6,287,038      6,027,177      6,306,724     4,416,088

      Ratio                            1.41x         1.36x          1.34x          1.24x          1.10x          1.27x         1.27x

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